Exhibit 10.6

THIS AGREEMENT shall take effect on and from the Effective Date (as defined in the Appendix).

BY AND AMONGST:

(1)	the Company (as defined in the Appendix);

(2)	the Service Agent (as defined in the Appendix); and

(The Company, and the Service Agent are collectively referred to as the "Parties", and each of them is referred to as the "Party").

WHEREAS:

(A)	The Company, has appointed the Service Agent, as the service agent to perform certain finance, accounting, coordination, marketing, operational, advisory, and other administrative work and services, described in greater detail in the Appendix (together, the “Services”).

(B)	The Service Agent and the Company hereby agree to execute this Agreement to set out the details of the Services to be provided by the Service Agent to the Company.

IT IS HEREBY AGREED between the Parties as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, including the recitals and schedules hereto, unless the context otherwise requires:

“Business Day”	means a day (other than Saturday or Sunday or designated public holiday) on which banking institutions are open for money market dealings in Hong Kong.

“Service Agent’s Remuneration”	has the meaning ascribed to it in the Appendix.

“Services”	as defined in paragraph (A) above.

2.	COMMENCEMENT AND DURATION

2.1	The Service Agent shall provide the Services to the Company from the Effective Date until termination of this Agreement in accordance with the provisions hereof.

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3.	SERVICE AGENT’S RESPONSIBILITIES

3.1	The Service Agent shall use reasonable endeavours to provide the Services to the Company, in accordance with this Agreement in all material respects and shall allocate sufficient resources to the Services to enable it to comply with this obligation.

3.2	In performing its obligations under this Agreement, the Service Agent shall:

(a)	ensure that it and its team will use reasonable skill and care in the performance of the Services; and

(b)	comply with all applicable laws, statutes and regulations from time to time in force.

4.	OBLIGATIONS OF THE COMPANY

4.1	The Company shall be liable to pay to the Service Agent, on demand, all reasonable costs, charges or losses sustained or incurred by the Service Agent (including any direct, indirect or consequential losses, loss of profit and loss of reputation, loss or damage to property and those arising from injury to or death of any person and loss of opportunity to deploy resources elsewhere) that arise directly or indirectly from the Company’s fraud, negligence, failure to perform or delay in the performance of any of its obligations under this Agreement.

5.	REMUNERATION

5.1               In consideration of the provision of the Services by the Service Agent, the Company shall pay the Service Agent the Service Agent’s Remuneration in accordance with the provisions set out in the Appendix.

6.	INDEMNITY

6.1	The Company agrees that it will, at all times, fully indemnify and hold harmless the Service Agent from and against any claims, demands, losses, damages, charges, costs and expenses of whatever nature which the Service Agent may at any time and from time to time sustain, incur or suffer by reason of this Agreement and the transactions contemplated hereunder or liability hereunder or otherwise in connection with or arising in any way whatsoever out of this Agreement and the transactions contemplated hereunder.

7.	CONFIDENTIAL INFORMATION

7.1	No information which are of a confidential nature and have been disclosed to any Party (“Receiving Party”) by the other Party (“Giving Party”) and any other confidential information concerning any Giving Party’s business which the Receiving Party may obtain (the “Confidential Information”) shall be released to any third party by any Receiving Party other than (a) to its directors, auditors, insurers, legal advisors and other consultants and their respective group companies and their directors, auditors, legal advisors and other consultants, in each case, on a need-to-know and confidential basis, (b) to make any insurance claims to the extent permitted under this Agreement, (c) to any authorized credit insurance brokers of the Receiving Party, (d) as required by applicable law or regulation or any legal process, (e) to disclose to governmental and regulatory authorities and self-regulatory organizations and stock exchanges, provided the such Receiving Party shall notify the other Party to the extent permitted by applicable law.

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8.	REPRESENTATIONS AND WARRANTIES

8.1	Each Party represents and warrants to the other Party as of the date hereof that:

(a)	it is a company duly incorporated and validly existing under the laws governing its existence, and is duly qualified to do business, and is in good standing, as a corporation in every jurisdiction where the nature of its business requires it to be so qualified, and has the power to carry on its business and to own its property and other assets and possesses the capacity to sue and be sued in its own name; and

(b)	the execution, delivery and performance by it of this Agreement (i) are within its corporate powers, (ii) have been duly authorised by all necessary corporate action, (iii) do not and will not contravene or result in a default under or conflict with its memorandum or articles of association, any law, rule, regulation or order applicable to it, any material contractual restriction (including, without limitation, any facility, loan, credit note or similar agreement) binding on or affecting it or its property or any order, writ, judgment, award, injunction or decree binding on or affecting it or its property.

9.	TERM AND TERMINATION

9.1	Subject to termination of this Agreement pursuant to this Clause 9, this Agreement shall be valid for an indefinite term.

9.2	Each Party reserves the right to terminate this Agreement with immediate notice upon any of the following: (a) in the event that it discovers any act of fraud, misrepresentation or misstatement of accounts by the other Party or any of its directors, officers and employees, or (b) it becomes illegal or unlawful for it to continue being a party to this Agreement.

9.3	Any termination of this Agreement pursuant to this Clause 9 shall be without prejudice to the rights and remedies of a Party in respect of any previous breach by the other Party of its obligations.

10.	LIMITATION OF LIABILITY

10.1	Nothing in this agreement shall limit or exclude any Party’s liability for:

(a)	death or personal injury caused by its negligence, or the negligence of its personnel, agents or subcontractors;

(b)	fraud or fraudulent misrepresentation; or

(c)	any other liability which cannot be limited or excluded by applicable law.

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10.2	Subject to Clause 10.1:

(a)	neither Party shall have any liability to the other Party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for any indirect or consequential loss arising under or in connection with this Agreement;

(b)	the Service Agent's total liability to the other Party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with this agreement shall be limited to the total amount of the Service Agent’s Remuneration paid by the Company and actually received by the Service Agent under this Agreement; and

(c)	the Acquiring Company's total liability to the Service Agent, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with this agreement shall be limited to total amount of the Service Agent’s Remuneration.

11.	NOTICES

11.1	All notices and demands required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by post or electronic mail (“email”) addressed to the intended recipient thereof at its address or email address (or to such other address or email address as any Party may from time to time notify the others), and for the avoidance of doubt, the service of any legal proceedings under this Agreement to any Party at its address set out in the Appendix shall be deemed legal and valid service of legal proceedings (regardless of whether the recipient has actually read it).

11.2	Any notice or demand shall be deemed to have been duly served:

(a)	if delivered by hand, on the day of delivery;

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post (in the case of inland post) or seven (7) Business Days (in the case of overseas post);

(c)	if sent by registered post or courier, at the expiration of five (5) days after posting and in proving the same it shall be sufficient to show proof of posting issued by the relevant postal authorities or, as the case may be, courier service provider; and

(d)	if sent by email, upon the receipt by the sender of the confirmation note indicating that the email message has been sent in full to the recipient's email address, or such other similar medium of receipt, provided always that in the event neither a response or confirmation email is received by the sender from the recipient within two (2) Business Days from the date of sending of the relevant email, the sender shall serve the notice or communication enclosed in the email via any other method set out in paragraphs (a) to (c) above.

In proving such service, it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the email confirmation note indicates the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

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11.3	The initial addresses and email addresses of the Parties for the purpose of this Agreement are specified in the Appendix.

12.	MISCELLANEOUS

12.1	Entire Agreement

This Agreement and the Discounting Facility Agreement embody all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, representations, warranties, assurances, and arrangements of any nature between the Parties with respect to the subject matter hereof, whether such be written or oral. No future variation shall be effective unless made in writing and signed by each of the Parties.

12.2	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its sole and absolute discretion as regards the other Parties under such liability, without in any way prejudicing or affecting its rights against such other Parties.

12.3	Indulgence, Waiver, etc

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

12.4	Successors and Assigns

This Agreement shall not be assignable by any Party without the prior written approval of the other Parties. This Agreement shall be binding on and shall inure for the benefit of each Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

12.5	No Partnership or Agency

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of the other Party, or authorise any Party to make or enter into any commitments for or on behalf of the other Party. Each Party confirms it is acting on its own behalf and not for the benefit of the other Party.

12.6	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by agreement in writing between the parties thereto in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

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12.7	Further Assurance and Powers

At any time after the date of this Agreement, each Party shall, at its own expense, execute such documents and do all such assurances, acts and things as the other Party may reasonably require in good faith for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement and/or to complete or give effect to the transactions contemplated in this Agreement.

12.8	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

12.9	Severability of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision, and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

12.10	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed by a Party or Parties and transmitted by e-mail which shall be valid and effectual as if executed as an original.

12.11	Third Party Rights

It is the intention of the Parties that a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any provision in this Agreement.

13.	GOVERNING LAW AND JURISDICTION

13.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

13.2	Jurisdiction

The Hong Kong courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (each a "Dispute"). The Parties agree that the Hong Kong courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

13.3	Service of Process

A service of process of any proceedings in Hong Kong to a Party by delivering it to the address of such Party specified in the Appendix shall be deemed to be valid and effective service and such Party shall be bound by such service as if it had been served in person. Failure to notify such Party of such service shall not adversely affect the validity of such service or any judgment based on it. Nothing herein shall affect the right to serve process in any other manner permitted by law.

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APPENDIX

KEY TERMS

1.	“Effective Date” means 1st April 2022.

2.	“Company” means MARVION GROUP LIMITED (BVI Company Number: 2073752), a company incorporated in the British Virgin Islands and having its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

3.	“Service Agent” means MARVEL DIGITAL GROUP LIMITED (BVI Company Number: 2064011), a company incorporated in the British Virgin Islands and having its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, acting as service agent under this Agreement.

4.	“Service Agent’s Remuneration” means:

a.	Monthly fee represented services cost and office expenses incurred by the Service Agent and to be paid as soon as practicable upon fee note invoiced to the Company; and

b.	which may be paid or delivered, or arranged to be paid or delivered, directly from the source of such income or revenue, to the Service Agent (or any person(s), in full or in part, elected by the Service Agent as being entitled to the relevant amount(s)), upon such payment or delivery on the due date thereof or otherwise.

Details of Services
Finance and Accounting; Administration and Human Resources Management:	1. Book keeping 2. Payments 3. Cash management 4. Fund raising 5. Investor events 6. Share issuance 7. Corporate actions	Technical Development:	1. Artificial Intelligence 2. Machine Learning 3. Big Data Analytics 4. Visual Intelligence 5. Speech Recognition 6. Text Analytics 7. Edge Computing 8. Extended Reality 9. Metaverse
Marketing:	1. Social media 2. Advertising 3. News media 4. Launch events 5. Influencers	Advisory, Consultants and Research and Development:	1. Board of advisors 2. Consultants 3. Experts panel 4. Research and development

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Execution Page(s)

The Parties have duly executed this Agreement so that it takes effect on the Effective Date.

THE COMPANY

SIGNED by CHAN MAN CHUNG its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of MARVION GROUP LIMITED	) ) ) ) ) ) ) )

THE SERVICE AGENT

SIGNED by SO HAN MENG JULIAN the director or authorised signatory (duly authorised by resolution of the board of directors) for and on behalf of MARVEL DIGITAL GROUP LIMITED	) ) ) ) ) ) ) )

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